EXHIBIT 99.1

Contacts:
Murray H. Gross	Brett Maas
Chairman & CEO	Hayden IR
Email: mgross@ushomesystems.com	Email: brett@haydenir.com
(214) 488-6300	(646) 536-7331

U.S. HOME SYSTEMS REPORTS FINANCIAL RESULTS FOR FOURTH QUARTER

AND FULL YEAR 2011

Revenues Increase 13% to a Record $164.9 Million and EPS Increases 110% for Full Year

2011 Basic EPS $0.65, Diluted EPS $0.63

Board Declares 50% Increase In Dividend to $0.03 Per Share

DALLAS, TX, March 27, 2012 — U.S. Home Systems, Inc. (NasdaqNGM: USHS) today reported financial results for the fourth quarter and year ended December 31, 2011. USHS is engaged in the specialty products home improvement business. The Company’s principal product lines include kitchen cabinet refacing products, bathroom remodeling products, storage organization systems for closets and garages and related accessories.

Fourth Quarter and Full-Year 2011 Highlights

•	USHS reported new orders increased to $37.9 million in the fourth quarter 2011 from $37.2 million in the fourth quarter last year.

•	Full-year new orders increased 11.7% to $166.1 million from $148.6 million in 2010.

•	USHS had a backlog of uncompleted orders of $21.2 million at December 31, 2011.

•	Revenues and net income in the fourth quarter 2011 increased to $38.7 million and $0.12 per diluted share from $38.0 million and $0.10 per diluted share in the fourth quarter last year, respectively.

•

Revenues from the Company’s SCN market expansion and DIY programs which were initiated in 2010, increased $7.3 million or 122% in 2011. At December 31, 2011 the SCN network served 359 The Home Depot stores, 177 of which are in 17 new expansion markets.

•	Full-year revenues increased 13.1% to a record $164.9 million from $145.9 million in 2010.

•

Fixed operating costs, consisting only of branch operating and general and administrative expenses, declined to 11.9% of revenues in 2011 from 12.5% of revenues in 2010. The decline principally reflected increased leverage from higher revenues.

Financial Results

For the fourth quarter, USHS revenues increased to $38.7 million as compared to $38.0 million in the fourth quarter 2010. Net income was $927,000 or $0.12 per diluted share as compared to $708,000 or $0.10 per diluted share, respectively.

Murray Gross, chairman and chief executive officer, commented, “In the fourth quarter we continued to deliver solid operating performance and financial results. Our new orders in the fourth quarter 2011 were $37.9 million, up from $37.2 million in the fourth quarter last year, driving a year-over-year increase in revenues. Basic EPS was $0.13 for the fourth quarter and diluted EPS was $0.12 as compared with our guidance of $0.13 per diluted share. The difference in diluted EPS to our guidance is largely in the rounding reflecting a slight increase in dilutive shares resulting from the increase in the stock price. Our backlog of uncompleted orders at December 31, 2011 was $21.2 million as compared to $20.1 million last year.”

“During the fourth quarter 2011 we developed a new line of Martha Stewart LivingTM kitchen cabinet refacing products”, said Mr. Gross. “Due to the popularity and reputation for style and quality inherent in the Martha Stewart brand, this exciting line of replacement kitchen cabinets has been well-received by customers of The Home Depot. Our line of Martha Stewart LivingTM cabinet refacing products provides a ‘refacing’ solution to The Home Depot customers who prefer the look of the Martha Stewart LivingTM line of cabinetry in a refacing product. We commenced offering these products to our The Home Depot customers in late January 2012. We believe the Martha Stewart LivingTM line of kitchen refacing products will be an exciting extension to our kitchen refacing product portfolio.”

“Also during the fourth quarter 2011, we and The Home Depot agreed to test a new ‘installed’ product category, ‘Replacement Kitchen Remodeling’,” continued Mr. Gross. “The pilot program commenced in March 2012 in two markets in Florida. In connection with the test pilot, we will re-market customers who expressed an interest in kitchen refacing, however did not purchase our refacing products. We believe that these customers may be more interested in replacing their complete kitchen cabinetry rather than installing a refacing product.”

USHS also announced its Board has authorized a 50% increase in the quarterly dividend from $0.02 per share to $0.03 per share. The dividend is payable April 26, 2012 to stockholders of record at the close of business on April 12, 2012.

Announcing the dividend, Mr. Gross commented, “We believe the payment of dividends will provide us with an additional means of creating value for our stockholders as we continue to pursue growth opportunities.”

For the year ended December 31, 2011, new orders increased 11.7% to $166.1 million from $148.6 million last year and revenues increased 13.1% to a record $164.9 million from $145.9 million, respectively. The increase in revenues resulted from strong demand for kitchen and bath refacing products and faster sale-to-completion cycle time. Revenues from USHS SCN market expansion and DIY programs (programs which USHS initiated in the first quarter of 2010) increased $7.3 million, or 122.2% as compared to 2010 principally resulting from growth of the program.

USHS net income was $4.7 million or $0.63 per diluted share for the year ended December 31, 2011 as compared to $2.1 million or $0.30 per diluted share in the prior year.

Mr. Gross said, “The number of our diluted shares increased over 200,000 shares in 2011 as compared to 2010 principally reflecting the increase in our stock price. Using the same number of shares as we had in 2010, 2011 EPS would compute to $0.65 per diluted share instead of the actual $0.63 per diluted share. This reflects that the increase in shares in the EPS computation resulted in $0.02 additional dilution per share compared to our 2010 results.”

Mr. Gross concluded, “We overcame economic challenges, and issues related to lower credit approval rates for our customers to deliver another year of increased new orders during 2011. Resolving the credit approval rate remains a top priority. Nevertheless we are very confident that we will continue to deliver solid performance in 2012.”

First Quarter 2012 Outlook

USHS expects:

•	Revenues in the first quarter 2012 of $40.5 million as compared to revenues of $39.0 million in the first quarter 2011.

•	Net income of $0.09 per share, compared to $0.08 per share in the first quarter 2011.

Conference Call Information

Management of USHS will hold a conference call on March 27, 2012 at 4:30 p.m. ET to discuss its 2011 fourth quarter and year end financial results.

Interested parties may access the call by calling 1-877-941-1427 from within the United States, or 1-480-629-9664 if calling internationally, approximately five minutes prior to the start of the call. A replay will be available through April 3, 2012, and can be accessed by dialing 1-877-870-5176 (U.S.), 1-858-384-5517 (international), passcode 4523824.

This call is being web cast by ViaVid Broadcasting and can be accessed at U.S. Home Systems’ website at www.ushomesystems.com. The web cast may also be accessed at ViaVid’s website at www.viavid.net. The web cast can be accessed until April 27, 2012 on either site. To access the web cast, you will need to have the Windows Media Player on your desktop. For the free download of the Media Player please visit:

http://www.microsoft.com/windows/windowsmedia/en/download/default.asp.

About U.S. Home Systems, Inc.

U.S. Home Systems, Inc. (www.ushomesystems.com) manufactures or procures, designs, sells and installs custom quality specialty home improvement products. The Company’s product lines include kitchen cabinet refacing products utilized in kitchen remodeling, bathroom tub liners and wall surround products utilized in bathroom remodeling, and storage organization systems for closets and garages. The Company manufactures its own cabinet refacing products and bathroom cabinetry.

This press release contains certain statements that may include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical fact included herein are “forward-looking statements” including statements regarding the Company’s business strategy, plans and objective and statements of non-historical information. These forward looking statements are often identified by the use of forward-looking terminology such as “believes,” “expects” or similar expressions, involve known and unknown risks and uncertainties. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company’s actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in the Company’s periodic reports that are filed with and available from the Securities and Exchange Commission.

All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these factors. Other than as required under the securities laws, the Company does not assume a duty to update these forward-looking statements.

-tables follow-

USHS REPORTS FOURTH QUARTER 2011 RESULTS

FINANCIAL HIGHLIGHTS

Consolidated Statements of Operations

(In thousands, except shares and per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2011	2010	2011	2010
	(Unaudited)
Revenues	$38,681	$38,004	$164,945	$145,873
Cost of remodeling contracts	18,228	18,383	76,517	68,552

Gross profit	20,453	19,621	88,428	77,321

Costs and expenses:
Branch operations	1,738	1,858	7,286	7,618
Sales and marketing	14,759	14,162	61,050	55,281
General and administrative	2,611	2,351	12,396	10,620

Total costs and expenses	19,108	18,371	80,732	73,519

Operating income	1,345	1,250	7,696	3,802
Interest expense	5	16	25	99
Other income	18	20	26	10

Income (loss) before income taxes	1,358	1,254	7,697	3,713
Income tax expense	431	546	3,025	1,556

Net income	927	708	4,672	2,157

Net income per common share: basic and diluted
- Basic	$0.13	$0.10	$0.65	$0.30

- Diluted	$0.12	$0.10	$0.63	$0.30

Number of weighted-average shares of common stock outstanding – basic	7,256,385	7,143,145	7,228,138	7,138,105

Number of weighted-average shares of common stock outstanding – diluted	7,468,690	7,261,054	7,418,566	7,205,774

USHS REPORTS FOURTH QUARTER 2011 RESULTS

U.S. Home Systems, Inc.

Consolidated Balance Sheets

	December 31
	2011	2010
ASSETS
Current assets:
Cash and cash equivalents	$13,682,779	$8,027,353
Marketable securities	816,510	802,634
Accounts receivable-trade, net	5,768,948	6,168,778
Accounts receivable-other	611,640	729,602
Income tax receivable	22,175	47,383
Commission advances, net	1,072,250	1,430,869
Inventories, net	3,802,255	3,816,907
Prepaid advertising and marketing	1,908,021	1,785,555
Prepaid expenses – other	766,295	809,803
Deferred income taxes, net	856,750	880,882

Total current assets	29,307,623	24,499,766

Property, plant, and equipment, net	2,486,965	2,362,624
Goodwill	3,589,870	3,589,870
Other assets	463,863	496,413

Total assets	$35,848,321	$30,948,673

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$5,607,866	$4,644,331
Accrued wages, commissions, bonuses and vacation	2,044,694	1,995,570
Federal and state taxes payable	1,237,762	1,735,045
Long-term debt, current portion	0	333,333
Other accrued liabilities	692,206	641,256

Total current liabilities	9,582,528	9,349,535
Deferred income taxes, net	581,162	403,630
Long-term debt, net of current portion	0	555,556
Other liabilities, long-term	195,993	0

Stockholders’ equity:
Common stock – $0.001 par value, 30,000,000 shares authorized, 7,288,776 and 7,192,886 shares issued; 7,288,776 and 7,152,718 shares outstanding at December 31, 2011 and December 31, 2010, respectively	7,289	7,193
Additional capital	14,677,025	14,227,828
Retained earnings	10,804,324	6,494,654
Treasury stock, at cost, 0 and 40,168 shares at December 31, 2011 and December 2010, respectively	0	(89,723)

Total stockholders’ equity	25,488,638	20,639,952

Total liabilities and stockholders’ equity	$35,848,321	$30,948,673